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                                                                    EXHIBIT 11.2

                        LORAL SPACE & COMMUNICATIONS LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                         SIX MONTHS ENDED
                                                                   ----------------------------
                                                                     JUNE 30,     SEPTEMBER 30,
                                                                       1997           1996
                                                                   -----------    -------------
Primary:
  Weighted average common shares outstanding during the period         191,691       184,652
  Assumed conversion of Series A Convertible Preferred Stock            45,897        40,349
  Dilutive effect of stock options                                           *           599
                                                                   -----------      --------
                                                                       237,588       225,600
                                                                   ===========      ========
  Net income (loss) applicable to common stockholders              $   (13,649)     $  4,254
                                                                   ===========      ========
Primary earnings (loss) per share                                  $     (0.06)     $   0.02
                                                                   ===========      ========

Fully Diluted:
  Weighted shares - primary                                            237,588       225,600
  Incremental increase to dilutive effect of stock options                  **            **
  Weighted shares issuable upon conversion of Convertible
    Preferred Equivalent Obligations or Series C
   Redeemable Preferred Stock***                                            **          --
                                                                   -----------      --------
                                                                       237,588       225,600
                                                                   ===========      ========
  Earnings:
    Net income (loss) applicable to common stockholders            $   (13,649)     $  4,254
    Interest expense on Convertible Preferred Equivalent
      Obligations, net of tax                                               **          --
                                                                   -----------      --------
                                                                   $   (13,649)     $  4,254
                                                                   ===========      ========
Fully diluted earnings (loss) per share                            $     (0.06)     $   0.02
                                                                   ===========      ========


*        Dilutive effect of stock options is less than 3%
**       Effect is antidilutive.
*** The Convertible Preferred Equivalent Obligations were exchanged for Series C Redeemable Preferred Stock on June 5, 1997.


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